Exhibit 99.1

September 22, 2008

Janna Caron Crandall

New York Stock Exchange

845 Page Mill Road

Palo Alto, CA 94304

Re:	JMP Group Inc. (NYSE: JMP) – Request for Removal from List of Financial Firms Subject to Prohibition on Short Selling

Dear Ms. Crandall:

Further to our discussion this afternoon, JMP Group Inc. is making this submission in order to request our removal from the list of financial firms subject to prohibition on short selling pursuant to Securities and Exchange Commission (“SEC”) Release

No. 34-58592.

Accordingly, pursuant to SEC Release No. 34-58611, attached please find a letter addressed to Chairman Christopher Cox of the SEC requesting that JMP Group Inc. be excluded from the list of covered financial firms.

The request made hereby has been approved by the management members of our Board of Directors. The independent members of our Board received a copy of the enclosed letter prior to its submission to you and were notified in writing of our intentions in connection therewith.

Kindly forward this communication to the appropriate parties at the NYSE.

Very truly yours,

/s/ Janet L. Tarkoff
Janet L. Tarkoff
Chief Legal Officer

JMP Group Inc.

600 Montgomery Street	tel 415.835.8900
Suite 1100	fax 415.835.8910
San Francisco, CA 94111	www.jmpg.com

September 22, 2008

Chairman Christopher Cox

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Request to Remove JMP Group Inc. (NYSE: JMP)

From List of Financial Firms Subject to Prohibition on Short Selling

Dear Chairman Cox:

Please accept this submission as JMP Group Inc.’s formal request to be removed from the list of financial firms subject to the prohibition on short selling pursuant to the terms of the Securities and Exchange Commission’s Securities Exchange Act of 1934 Release No. 34-58592, as amended.

Over the past several quarters, the capital markets have been faced with unprecedented challenges. Broad uncertainty has resulted in an extremely high level of volatility in the equity markets, which has been easily observed in the dramatic swings in the share prices of financial stocks. As the financial marketplace undergoes rapid and profound changes, the SEC has had the difficult task of protecting the capital markets. It is JMP Group’s belief that in this tumultuous environment, the SEC should take strong actions against market participants that violate securities law. It is also our belief, however, that restricting the ability of the U.S. capital markets to function freely, through emergency task orders, is unnecessary and can have unintended negative consequences.

It is essential for the SEC to work with market participants to ensure that existing regulations against improper short selling and the dissemination of false or misleading information are strictly enforced. However, we do not support the imposition of a temporary freeze on short selling of financial stocks, or any stock that is borrowed and delivered in accordance with existing rules. Short selling is an essential tool that provides liquidity to the capital markets. Short selling is also a fundamental risk management tool that is used by pension funds, endowment funds, non-profit organizations, foundations, and many other sophisticated institutional investors.

We believe this extraordinary market environment demands extraordinary action. As such, we are requesting that our stock be taken off the list of publicly traded securities in which short selling is prohibited pursuant to SEC Release Number 34-58592, as amended.

Please contact me with any further action we should take in order to effect the foregoing request. JMP Group makes this request in the spirit of entrepreneurship and with a firm conviction in the benefits of the free market system on which this firm and many others were built.

Very truly yours,

/s/ Joseph A. Jolson
Joseph A. Jolson
Chairman and Chief Executive Officer

JMP Group Inc.

600 Montgomery Street	tel 415.835.8900
Suite 1100	fax 415.835.8910
San Francisco, CA 94111	www.jmpg.com